News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES COMPLETES

COMMON STOCK OFFERING

HOUSTON, Dec. 3, 2001 - Continental Airlines, Inc. (NYSE: CAL), today announced that it completed its previously announced common stock offering under its shelf registration.

The company sold 7,751,000 shares of Class B common stock, which includes the underwriter's full exercise of its overallotment option, at a price of $22.50 per share. Net proceeds to the company totaled approximately $172.1 million and will be used for general corporate purposes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") acted as sole underwriter for the offering. Copies of the prospectus supplement and prospectus relating to the offering may be obtained from Merrill Lynch, 4 World Financial Center, North Tower, New York, NY 10281-1200. These documents have also been filed with the Securities and Exchange Commission and are available at the SEC's Web site at http://www.sec.gov.

- more -

STOCK OFFERING/Page Two

Continental Airlines is the fifth largest airline in the U.S., offering more than 1,900 departures daily to 124 domestic and 84 international destinations. Operating hubs in Newark, Houston, Cleveland and Guam, Continental serves more international cities than any other U.S. carrier, including extensive service throughout the Americas, Europe and Asia. For more information, visit continental.com.

The shares will be issued pursuant to a shelf registration statement that was previously filed. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Continental common stock. An offering of shares of Continental common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

###

01154